Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of NorthStar Realty Finance Corp. and in the related Prospectuses of our report dated March 13, 2014, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in the Current Report on Form 8-K of NorthStar Realty Finance Corp. filed with the Securities and Exchange Commission on August 19, 2014 and incorporated by reference in this Current Report on Form 8-K of NorthStar Realty Finance Corp. filed with the Securities and Exchange Commission on December 9, 2014.

(1)	Form S-3ASR, as amended (File No. 333-186743), of NorthStar Realty Finance Corp.
(2)	Form S-3DPOS (File No. 333-179646), pertaining to the NorthStar Realty Finance Corp. Dividend Reinvestment Plan
(3)	Form S-8 POS (File No. 333-189016), pertaining to the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan
(4)	Form S-8 POS (File No. 333-182067), pertaining to the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan
(5)	Form S-3, as amended (File No. 333-146679), of NorthStar Realty Finance Corp.
(6)	Form S-3ASR, as amended (File No. 333-190532), of NorthStar Realty Finance Corp.
(7)	Form S-3ASR (File No. 333-197435), of NorthStar Realty Finance Corp.

/s/ Ernst & Young LLP

Los Angeles, California
December 8, 2014